Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Operating Officer and	Fleishman Hillard
Chief Financial Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Reports Second Quarter and First Half 2007 Financial Results

Company posts second quarter net income of $1.3 million and $0.05 per share compared to $217,000 and $0.00 per share in 2006;
First half 2007 revenues increased 18 percent compared to 2006

ATLANTA, GA…(July 31, 2007)…CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that revenues for the second quarter of 2007 increased 11 percent to $23.0 million compared to $20.8 million in the second quarter of 2006.  Net income in the second quarter of 2007 was $1.3 million, and $0.05 per basic and fully diluted common share, compared to net income of $217,000, and $0.00 per basic and fully diluted common share in the second quarter of 2006.

Excluding an $866,000 charge for the change in the valuation of the derivative related to the Company’s preferred stock, a $548,000 charge related to stock-based compensation and a $490,000 gain related to the adjustment of reserves for product liability losses, adjusted net income for the second quarter of 2007 was $2.2 million, and $0.09 per basic and $0.08 per fully diluted common share.  Excluding a $403,000 charge related to stock-based compensation and an $800,000 benefit related to the adjustment of reserves for product liability losses, adjusted net loss in the second quarter of 2006 was ($180,000), and ($0.02) per basic and fully diluted common share.

Revenues for the first half of 2007 increased 18 percent to $47.5 million compared to $40.2 million in the first half of 2006.  Net income in the first half of 2007 was $2.6 million, or $0.10 per basic and $0.09 per fully diluted common share, compared to a net loss of ($1.6 million), or ($0.08) per basic and fully diluted common share in the first half of 2006.

- more -

Excluding a $923,000 charge related to stock-based compensation, an $821,000 charge for the change in the valuation of the derivative related to the Company’s preferred stock, a $686,000 charge related to executive retirement benefits, and a $505,000 gain related to the adjustment of reserves for product liability losses, adjusted net income in the first half of 2007 was $4.6 million, and $0.17 per basic and fully diluted common share.  Excluding a $647,000 charge related to stock-based compensation and a $670,000 gain related to the adjustment of reserves for product liability losses, adjusted net loss in the first half of 2006 was ($1.6 million), and ($0.08) per basic and fully diluted common share.

Steven G. Anderson, president and CEO of CryoLife, Inc., stated, “The improvement in the Company’s operating results enables us to continue the execution of the strategy that we approved in 2006.  We continue to focus on our core business and to explore opportunities that will position the Company for future growth and value creation.”

Tissue processing revenues in the second quarter of 2007 increased 15 percent to $11.7 million compared to $10.2 million in the second quarter of 2006.  Tissue processing revenues in the first half of 2007 increased 26 percent to $24.7 million compared to $19.5 million in the first half of 2006.  Tissue processing revenues increased primarily due to an increase in demand for the Company’s processed tissues.

BioGlue® revenues were $10.9 million for the second quarter of 2007 compared to $10.3 million in the second quarter of 2006, an increase of 6 percent.  U.S. BioGlue revenues were $7.7 million and $7.5 million in the second quarter of 2007 and 2006, respectively.  International BioGlue revenues were $3.2 million and $2.8 million in the second quarter of 2007 and 2006, respectively.

BioGlue revenues were $22.1 million for the first half of 2007 compared to $20.1 million in the first half of 2006, an increase of 10 percent.  U.S. BioGlue revenues were $16.0 million and $14.9 million in the first half of 2007 and 2006, respectively.  International BioGlue revenues were $6.1 million and $5.2 million in the first half of 2007 and 2006, respectively.

Total product and tissue processing gross margins were 61 percent in the second quarter and first half of 2007 compared to 56 percent in the second quarter and first half of 2006.  Tissue processing gross margins in the second quarter of 2007 were 40 percent compared to 31 percent in the second quarter of 2006.  Tissue processing gross margins in the first half of 2007 were 41 percent compared to 29 percent in the first half of 2006.  The increase in total product and tissue processing gross margins was primarily the result of price increases.

General, administrative, and marketing expenses in the second quarter of 2007 were $10.8 million compared to $10.2 million in the second quarter of 2006.  General, administrative, and marketing expenses in the second quarter of 2007 included a $548,000 charge related to stock-based compensation and a $490,000 gain related to the adjustment of reserves for product liability losses.  General, administrative, and marketing expenses in the second quarter of 2006 included a $403,000 charge related to stock-based compensation and an $800,000 benefit related to the adjustment of reserves for product liability losses.

- more -

General, administrative, and marketing expenses in the first half of 2007 were $23.2 million compared to $21.6 million in the first half of 2006.  General, administrative, and marketing expenses for the first half of 2007 included a $923,000 charge related to stock-based compensation, a $686,000 charge related to executive retirement benefits, and a $505,000 gain related to the adjustment of reserves for product liability losses.  General, administrative, and marketing expenses for the first half of 2006 included a $647,000 charge related to stock-based compensation and a $670,000 gain related to the adjustment of reserves for product liability losses.

Other income and expenses in the second quarter and first half of 2007 included an $866,000 and an $821,000 charge, respectively, for the change in the valuation of the derivative related to the Company’s preferred stock.  Other income and expenses in the second quarter and first half of 2006 include an $11,000 and a $67,000 charge, respectively, for the change in the value of the derivative related to the Company’s preferred stock.

Research and development expenses were $978,000 and $837,000 in the second quarters of 2007 and 2006, respectively.  Research and development expenses were $2.0 million and $1.7 million in the first half of 2007 and 2006, respectively.

As of June 30, 2007, the Company had  $11.4 million in cash, cash equivalents and marketable securities (at market), of which $1.7 million was received from the U.S. Department of Defense as advance funding for the development of protein hydrogel technology for use on the battlefield.

2007 Guidance

As announced on July 11, 2007 the Company now expects revenues for the full year of 2007 to be between $93.0 and $96.0 million.  The Company expects BioGlue revenues to be between $43.5 and $44.5 million, and tissue processing revenues to be between $48.5 and $50.5 million for the full year of 2007.  Other device revenues are expected to be approximately $1 million in 2007.

The Company expects general, administrative, and marketing expenses of between $46.0 million and $48.0 million, and research and development expenses of between $4.0 million and $5.0 million, for the full year of 2007.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available July 31 – August 7, 2007 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The account number for the replay is 244, and the conference number is 248380.

- more -

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the United States and Canada.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated 2007 results.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that the Company’s strategic directives may not generate anticipated revenue and earnings growth, the RTI exchange and service agreement may not result in some or all of the positive benefits anticipated, that sources of cardiovascular and vascular tissue procurement for RTI may choose not to make that tissue available to the Company or may not be able to meet the Company's tissue processing standards, or the Company may otherwise be unable to replace the orthopedic revenues that it expects to continue to decrease as a result of the RTI agreement with cardiovascular or vascular revenues, that expected cost savings and synergies from the RTI agreement may not occur when and as anticipated, the Company's efforts to continue to increase revenue may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development, including BioDisc, may not be commercially feasible, the Company’s SynerGraft products may not receive FDA approval when anticipated or at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of decreases in the Company's working capital if cash flow does not continue at its current improved levels, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, that the Company may be unable to obtain sufficient financing to fully pursue its strategic plan, and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2006, its most recent Form 10-Q, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

- more -

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Human tissue preservation services	$11,711	$10,181	$24,672	$19,520
Products	11,156	10,569	22,551	20,621
Other	144	4	312	62
Total revenues	23,011	20,754	47,535	40,203

Costs and expenses:
Human tissue preservation services	6,976	7,034	14,608	13,797
Products	1,881	2,082	3,829	4,005
General, administrative, and marketing	10,842	10,245	23,177	21,557
Research and development	978	837	2,036	1,746
Interest expense	187	188	340	335
Interest income	(105)	(103)	(202)	(210)
Change in valuation of derivative	866	11	821	67
Other expense, net	13	357	102	344
Total costs and expenses	21,638	20,651	44,711	41,641
Earnings (loss) before income taxes	1,373	103	2,824	(1,438)
Income tax expense (benefit)	82	(114)	179	125
Net income (loss)	$1,291	$217	$2,645	$(1,563)

Effect of preferred stock dividends	--	(244)	(243)	(487)
Net income (loss) applicable to common shares	$1,291	$(27)	$2,402	$(2,050)

Income (loss) per common share:
Basic	$0.05	$(0.00)	$0.10	$(0.08)
Diluted	$0.05	$(0.00)	$0.09	$(0.08)

Weighted average common shares outstanding:
Basic	25,480	24,807	25,234	24,783
Diluted	26,333	24,807	25,969	24,783

Revenues from:
Cardiovascular	$5,048	$3,788	$10,021	$7,361
Vascular	5,428	4,554	11,567	8,598
Orthopaedic	1,235	1,839	3,084	3,561
Total preservation services	11,711	10,181	24,672	19,520

BioGlue	10,930	10,333	22,093	20,090
Other implantable medical devices	226	236	458	531
Total products	11,156	10,569	22,551	20,621

Other	144	4	312	62
Total revenues	$23,011	$20,754	$47,535	$40,203

Domestic revenues	$19,410	$17,558	$40,812	$34,200
International revenues	3,601	3,196	6,723	6,003
Total revenues	$23,011	$20,754	$47,535	$40,203

-more-

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)

Cash and cash equivalents, marketable securities,	$11,445	$8,669
at market, and restricted securities
Trade receivables, net	13,295	12,553
Other receivables	1,390	1,403
Deferred preservation costs, net	22,705	19,278
Inventories	5,834	5,153
Total assets	87,677	79,865
Shareholders’ equity	56,609	52,088

-more-

CRYOLIFE, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Adjusted Net Income (Loss)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net income (loss) – as reported	$1,291	$217	$2,645	$(1,563)

Adjustments to net income (loss):
Stock-based compensation	548	403	923	647
Adjustment of reserves for product liability losses	(490)	(800)	(505)	(670)
Executive retirement benefits	--	--	686	--
Change in valuation of derivative	866	--	821	--

Adjusted net income (loss)	$2,215	$(180)	$4,570	$(1,586)

Effect of preferred stock dividends	--	(244)	(243)	(487)
Adjusted net income (loss) applicable to
common shares	$2,215	$(424)	$4,327	$(2,073)

Weighted average common shares
outstanding – Basic	25,480	24,807	25,234	24,783

Adjusted income (loss) per common share – Basic	$0.09	$(0.02)	$0.17	$(0.08)

Numerator for adjusted diluted income (loss) per
common share:
Adjusted net income (loss)	$2,215	(180)	$4,570	(1,586)
Less effect of preferred stock dividends	--	(244)	(243)	(487)
Adjusted net income (loss) applicable to common
stock	$2,215	(424)	$4,327	(2,073)

Denominator for adjusted diluted income (loss) per
common share:
Basic weighted-average common shares	25,480	24,807	25,234	24,783
Effect of dilutive stock options	853	--	735	--

Weighted average common shares
outstanding - Diluted	26,333	24,807	25,969	24,783

Adjusted income (loss) per common share – Diluted	$0.08	$(0.02)	$0.17	$(0.08)

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com
END